As filed with the Securities and Exchange Commission on August 3, 1999
                                                      Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                   __________

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                    _________

                                 LANDS' END, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                        36-2512786
          (State of incorporation)              (I.R.S. Employer
                                              Identification No.)

                               One Lands' End Lane
                           Dodgeville, Wisconsin 53595
                                 (608) 935-9341
                    (Address of principal executive offices)
                                  ____________

                       Lands' End, Inc. Stock Option Plan
             (formerly the Lands' End, Inc. 1990 Stock Option Plan)
                            (Full title of the plans)
                                 _____________

                                 David F. Dyer
                      President and Chief Executive Officer
                              One Lands' End Lane
                          Dodgeville, Wisconsin 53595
                                 (608) 935-9341

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Robert S. Osborne, P.C.
                                Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601

                        Calculation of Registration Fee
____________________________________________________________________________
Title of       |            |Proposed maximum|Proposed maximum  |Amount of
securities to  |Amount to be|offering price  |aggregate offering|registration
be registered  |registered  |per share (1)   |price (1)         |fee (1)
____________________________________________________________________________
Common Stock,  |            |                |                  |
par value      | 4,500,000  |                |                  |
$0.01 per share| shares (2) |    $45.625     |   $205,312,500   |$57,076.88
___________________________________________________________________________

(1) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on July 30, 1999.
(2) Represents the increase in the total number of shares reserved for issuance under the Lands' End, Inc. Stock Option Plan, as amended effective May 19, 1999 (the "Plan"). An aggregate of 1,000,000 shares has been previously registered under a Registration Statement on Form S-8 (Reg. No. 333-46133). This Registration Statement also covers such an indeterminate number of additional shares as may be issued pursuant to the antidilution provisions of the Plan.


Statement Under General Instruction E - Registration of Additional Securities

     Pursuant to General Instruction E of Form S-8, this Registration Statement is filed solely to register an additional 4,500,000 shares of common stock, par value $0.01 per share, of the Registrant reserved for issuance under the Lands' End, Inc. Stock Option Plan, as amended (the "Plan"). This increase is the result of (i) the approval by the unanimous vote of the Registrant's shareholders in May, 1994 of an increase in the authorized number of shares that may be issued upon exercise of options granted under the Plan to 1,250,000, (ii) a two-for-one stock split in declared in May, 1994 and
(iii) the approval by the unanimous vote of the Registrant's shareholders in May, 1999 of an increase in the authorized number of shares that may be issued upon exercise of options granted under the Plan to 5,500,000, Pursuant to Instruction E, the contents of the Registrant's Registration Statement on Form S-8, File No. 333-46133, including without limitation periodic reports that the Registrant filed, or will file, after such Form S-8 to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 8.Exhibits.

     See "Index to Exhibits".








                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, and in the capacity indicated, in the City of Dodgeville, State of Wisconsin, on the third day of August, 1999.

                                      LANDS' END, INC.

                                      By:    /s/ DAVID F. DYER
                                      Name:  David F. Dyer
                                      Title: President and
                                             Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David F. Dyer, Stephen A. Orum and Pamela Patzke and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                 *  *  *  *  *








     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed on August 3, 1999, by the following persons in the capacities indicated:


Signature                              Capacity

  /s/  DAVID F. DYER                   President, Chief Executive Officer
David F. Dyer                          and Director
                                       (principal executive officer)

  /s/  RICHARD C. ANDERSON             Director
Richard C. Anderson

  /s/  DAVID B. HELLER                 Director
David B. Heller

  /s/  JOHN N. LATTER                  Director
John N. Latter

  /s/  GARY C. COMER                   Director
Gary C. Comer

  /s/  HOWARD G. KRANE                 Director
Howard G. Krane

  /s/  DANIEL OKRENT                   Director
Daniel Okrent

  /s/  STEPHEN A. ORUM                 Executive Vice President,
Stephen A. Orum                        Chief Operating Officer and
                                       Chief Financial Officer
                                       (principal financial and accounting
                                       officer)


                               INDEX TO EXHIBITS



Exhibit
   No.            Description of Exhibits

   4.1 Lands' End, Inc. Stock Option Plan (incorporated by reference to the Company's Notice of 1999 Annual Meeting And Proxy Statement)

   5.1 Opinion of Kirkland & Ellis with respect to the validity of the securities being registered

   23.1           Consent of Arthur Andersen LLP

   23.2 Consent of Kirkland & Ellis (included in its opinion filed as Exhibit 5.1)

   24.1 Power of Attorney (included on the signature page of this Registration Statement)






                                                         EXHIBIT 23.1


                   Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 5, 1999 included in the Company's Form 10-K (Registration File No. 001-09769) for the fiscal year ended January 29, 1999, and to all references to our Firm included in this registration statement.



/s/ ARTHUR ANDERSEN LLP
    Arthur Andersen LLP
    Milwaukee, Wisconsin

    August 3, 1999









                             KIRKLAND & ELLIS
             PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS
                         200 East Randolph Drive
                         Chicago, Illinois 60601
                                                           Exhibit 5.1

To Call Writer Direct:          312 861-2000               Facsimile:
312 861-2000                                               312 861-2200


                               August 3, 1999


Lands' End, Inc.
One Lands' End Lane
Dodgeville, Wisconsin  53595

             Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We are acting as special counsel to Lands' End, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of 4,500,000 shares (the "Shares") of its Common Stock, par value $0.01 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Shares are to be issued by the Company to officers and certain key employees of the Company pursuant to the Lands' End, Inc. Stock Option Plan, as amended (the "Plan").

     In that connection, we have examined such corporate proceedings, documents, records and matters of law as we have deemed necessary to enable us to render this opinion.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representations of the Company and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the internal laws of the State of Illinois, the General Corporation law of the State of Delaware and the federal law of the United States of America.

     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we hereby advise you that in our opinion:

     (1) The Plan has been duly adopted by the Board of Directors and approved by the stockholders of the Company.

     (2)  The Shares are duly authorized and validly reserved for issuance
pursuant to the Plan and, when:   (i) the Registration Statement becomes
effective under the Act; (ii) the Shares are issued in accordance with the terms of the Plan; (iii) the recipient provides the full consideration for such Shares as required by the terms of the Plan (assuming in each case the consideration received by the Company is at least equal to $0.01 per share); and (iv) certificates representing the Shares have been duly executed and delivered on behalf of the Company and duly countersigned by the Company's transfer agent/registrar, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of the Shares.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Illinois or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                 Very truly yours,



                                 /s/ KIRKLAND & ELLIS

                                 Kirkland & Ellis